                        Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Burke & Herbert Financial Services Corp. of our report dated September 30, 2022, relating to the consolidated financial statements of Burke & Herbert Financial Services Corp. (as successor to Burke & Herbert Bank & Trust Company) for the year ended December 31, 2020, appearing in Burke & Herbert Financial Services Corp.’s Registration Statement on Form 10, as declared effective by the Commission on April 21, 2023.

/s/ YOUNT, HYDE & BARBOUR, P.C.
Yount, Hyde & Barbour, P.C.

Roanoke, Virginia
May 26, 2023